UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): September 26, 2005 (September 23, 2005)
ZIX CORPORATION
(Exact name of Registrant as specified in its charter)

TEXAS (State of incorporation or organization)	001-17995 (Commission file number)	75-2216818 (I.R.S. employer identification number)
2711 North Haskell Avenue, Suite 2200, LB 36
Dallas, Texas 75204-2960
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 370-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
Item 8.01 Other Events.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
INDEX TO EXHIBITS
Letter Agreement
Press Release

Item 7.01 Regulation FD Disclosure.
     As previously reported by Zix Corporation (the “Company”), pursuant to a Purchase Agreement between the Company and Omicron Master Trust, and a substantially similar Purchase Agreement between the Company and Amulet Limited (referred to herein, together with Omicron Master Trust, as the “Investors”), each dated as of November 1, 2004, as amended (referred to herein, collectively, as the “Purchase Agreements”), the Company issued to the Investors an aggregate of $20 million principal amount of its convertible notes due 2005-2008 and common stock purchase warrants.
     Under the terms of the Purchase Agreements, the Company agreed to redeem with shares of its common stock the $5 million of principal amount of the convertible notes originally due on November 2, 2005 on or before October 31, 2005. As previously reported, the Company may effect the redemption, in whole at any time, or in part from time to time, on or before the scheduled redemption date.
     As of September 23, 2005, the Company has effected the redemption of $2.2 million principal amount (plus a 5% premium, as required by the terms of the convertible notes) of the $5 million principal amount of the convertible notes, plus accrued interest, to be redeemed by October 31, 2005. The number of shares of Company common stock issued in respect of the redemption of the principal, plus premium, and accrued interest, aggregating $2.343 million, was approximately 1.1 million shares.

     Also, as previously reported, the warrants to purchase common stock originally issued to the Investors, currently covering 1,073,345 shares of common stock at a current exercise price of $5.59 per share, are required to be amended, such that the exercise price for a pro-rata portion of the warrants will be reduced to the price of the Company’s common stock as and when the convertible notes are redeemed, if the redemption value per share of common stock is lower than the then-current exercise price of the warrants. As a result of the redemption described in the preceding paragraph, the exercise price of warrants covering 118,671 shares will be reduced to $2.15 per share, the arithmetic average of the daily prices used to calculate the daily stock redemption amount. The exercise price of the remaining warrants was previously reduced to $5.59 per share from the original exercise price of $6.00 per share (and the number of warrants was increased to 1,073,345 from 1,000,000 warrants) pursuant to the anti-dilution provisions of the warrants, as a result of the completion on August 9, 2005, of an approximate $26.3 million private placement of Company securities, as previously reported.
Item 8.01 Other Events.
     The convertible note redemption described above under “Item 7.01 Regulation FD Disclosure” has resulted in the adjustment of the number of shares issuable under, and the exercise price of, certain warrants held by HFTP Investment LLC, Gaia Offshore Master Fund Ltd, and Caerus Fund Ltd. (collectively, the “Promethean Entities”) pursuant to the anti-dilution provisions of such warrants. After giving effect to applicable anti-dilution adjustments and after accounting for partial exercises of the warrants in August 2005, the aggregate number of shares that are issuable under the warrants held by the Promethean Entities is currently 971,875. The exercise price of these warrants is currently $1.8067 per share, after giving effect to applicable anti-dilution adjustments resulting from the convertible note redemption described above.
     The Company and the Promethean Entities have agreed that the warrants held by the Promethean Entities expire on September 30, 2005 with respect to 462,682 of the unexercised warrant shares and that the 509,193 remaining warrants will expire at the later of December 31, 2005 or the 45th calendar day following the day that a registration statement with respect to the remaining warrants is declared effective by the Securities and Exchange Commission (“SEC”). The 462,682 warrant shares that expire on September 30, 2005 are covered by a currently effective registration statement with the SEC. The number of shares of common stock for which the warrants are exercisable and the exercise price of these warrants are subject to proportional adjustment for stock splits and similar changes affecting the common stock. Also, until the later of November 18, 2005 or the 45th calendar day following the day that the registration statement with respect to the 509,193 remaining warrants is declared effective by the SEC, the exercise price of these 509,193 warrants (but not the number of shares covered by these warrants) is also subject to full anti-dilution adjustment in the event we issue, or are deemed to have issued, shares of common stock at a price per share that is less than the exercise price then in effect (other than certain specified exempt issuances).

     This description of the agreement with the Promethean Entities is qualified in its entirety by reference to the complete text of the letter agreement among the parties, a copy of which is filed as an Exhibit to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description
4.1	Letter Agreement, dated September 14, 2005, between the Registrant and the Promethean Entities (as defined herein).

99.1	Press release issued by Zix Corporation on September 26, 2005.
SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION
Date: September 26, 2005	By:	/s/ Bradley C. Almond
Bradley C. Almond
Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Letter Agreement, dated September 14, 2005, between the Registrant and the Promethean Entities.

99.1	Press release issued by Zix Corporation on September 26, 2005.